Exhibit 10.2

LOSS RESTORATION AGREEMENT

THIS LOSS RESTORATION AGREEMENT (the “Agreement”) is made and entered into as of April 24, 2024, by and between INTERACTIVE STRENGTH, INC., a Delaware corporation (the “Borrower”), and VERTICAL INVESTORS, LLC, a Mississippi limited liability company (together with its successors or assigns, the “Lender”).

WHEREAS, Borrower and Lender are parties to that certain Credit Agreement dated as of February 1, 2024 (as amended heretofore, herein and hereafter, collectively, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Credit Agreement; together with any and all other documents and agreements evidencing, governing, securing or guaranteeing the Loan (as defined therein), the “Loan Documents”), pursuant to which, among other things Lender made available to Borrower a term loan in the original principal amount of $7,968,977.74 (as amended, extended, modified, restated, renewed or otherwise changed, the “Loan”);

WHEREAS, in accordance with that certain Loan Modification Agreement dated as of even date herewith by and between Borrower and Lender (the “Modification Agreement”), and as a condition precedent thereto, Borrower issued to Lender 1,500,000 shares of Series A Preferred Stock of the Borrower (collectively, the “Preferred Stock”) in exchange for a reduction in the principal amount of the Loan; and

WHEREAS, as a condition precedent to the Modification Agreement, Borrower and Lender desire to enter into this Agreement to establish certain agreements with respect to the Preferred Stock.

NOW THEREFORE, for and in consideration of the foregoing premises and the mutual covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.
Definitions.

“Base Trade Value” means a figure that is equal to (i) the Net Trade Value, less (ii) the Excess Amount. For the avoidance of doubt, such figure shall only be applicable if such figure is positive.

“Common Stock” means the common stock, par value per share $0.0001, of the Borrower.

“Discount Percentage” has the meaning set forth in Section 3 below.

“Excess Amount” has the meaning set forth in Section 3 below.

“Minimum Payment” has the meaning set forth in the Modification Agreement.

“Net Trade Value” means the aggregate amount of funds received by Lender (net of all commissions, transfer fees or other transaction fees of any kind and taxes paid or payable as a result thereof) arising out of the disposition of the Preferred Stock, shares of Common Stock issuable upon conversion of the Preferred Stock, if such Preferred Stock is converted to Common Stock by Lender, or any other securities of the Borrower issued to the Lender as a result of its holding the Preferred Stock. For the avoidance of doubt, that Net Trade Value shall be determined by Lender.

2.
Borrower’s Obligation to Make Lender Whole. In the event the Net Trade Value received by Lender on or before December 31, 2024, is less than $3,000,000.00, within ten (10) business days of written demand therefor, Borrower shall pay to Lender via wire transfer in immediately available funds the amount that is equal to (i) $3,000,000.00, less (ii) the Net Trade Value.

3.
Application of Excess Amount. Conversely, in the event the Net Trade Value received by Lender on or before December 31, 2024, is greater than $3,100,000.00 (being $100,000 in excess of the amount credited to Borrower for the initial exchange of the Preferred Stock; such amount in excess of $3,100,000.00, collectively, the “Excess Amount”), within thirty (30) days of the final determination of the Excess Amount, the Excess Amount shall be applied by Lender as follows:

a.
Fifty percent (50%) of the Excess Amount shall be distributed to Lender as additional gain on the sale of the Preferred Stock;

b.
The remaining fifty percent (50%) of the Excess Amount shall be applied by Lender as a partial payment by Borrower of the Origination Fee and the Enhancement Fee (each as defined in that certain Fee Letter dated as of February 24, 2024 by and between Borrower and Lender), it being acknowledged that all such funds shall be first applied to the Enhancement Fee before being applied to the Origination Fee.

c.
Additionally, immediately after the application of the funds set forth in subsection (b) above and provided that the Minimum Payment required by Section 5(b) of the Modification Agreement has not yet been received, then, in such event, the Minimum Payment required by Section 5(b) of the Modification Agreement shall be reduced by a percentage (the “Discount Percentage”) of the Base Trade Value, in accordance with the following formulas and schedule:

Discount Percentage = (Base Trade Value / $3,000,000) multiplied by 50%;

Minimum Payment = $3,000,000 multiplied by (1 – the Discount Percentage as calculated hereby).

Base Trade Value	Applicable Discount Percentage	Resulting Minimum Payment
$3,000,000	50%	$1,500,000
$2,500,000	42%	$1,740,000
$2,000,000	33%	$2,000,000

$1,000,000	17%	$2,490,000
$500,000	8%	$2,760,000
$-0-	0%	$3,000,000

By way of example only, if Lender realizes a Base Trade Value of $2,400,000 prior to receipt of the Minimum Payment, then a Discount Percentage of 40% would apply, resulting in a reduction of the Minimum Payment to $1,800,000, calculated as follows:

($2,400,000 / $3,000,000) x 50% = 40% (being the Discount Percentage)

$3,000,000 x 60% (being 1 – 0.40) = $1,800,000.00 (being the Minimum Payment)

d.
For the avoidance of doubt, the application of any Discount Percentage to reduce the Minimum Payment only defers the amount of principal that must be paid to Lender and shall not act to reduce any amount of principal that is required to be paid to Lender.

4.
No Modification of Other Documents. This Agreement is intended to define only the relative rights and obligations of the parties hereto among themselves, and nothing set forth in this Agreement shall be construed or intended to modify, affect or impair the obligations arising under the Loan.

5.
Effect of Release. The obligations set forth in this Agreement shall not be reduced, released or otherwise affected in any manner whatsoever by the release, settlement, compromise or modification of the obligations of one or more of the parties hereto by any other Person.

6.
Term. This Agreement will become effective upon its execution by the parties hereto and will continue in full force and effect and may not be terminated or otherwise revoked by any party hereto until the first to occur of (i) all amounts required to be paid to Lender with respect to the Loan (to include, without limitation, the Loan Obligations as defined therein and all sums payable to the Fee Letter) shall have been paid and satisfied in full, and (ii) all amounts required to be paid under the terms and conditions of this Agreement shall have been paid in full..

7.
Notices. Any notices or other communications required or permitted to be given by this Agreement shall be in accordance with the Credit Agreement.

8.
General Provisions.

(a) Governing Law; Jurisdiction. EACH PARTY HERETO AGREES THAT THE VALIDITY, INTERPRETATION, ENFORCEMENT AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MISSISSIPPI AND EACH PARTY HERETO SUBMITS (AND WAIVES ALL RIGHTS TO OBJECT) TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF MISSISSIPPI IN LAFAYETTE COUNTY, MISSISSIPPI FOR THE ENFORCEMENT OF ANY AND ALL OBLIGATIONS UNDER THIS AGREEMENT EXCEPT THAT IF ANY SUCH ACTION OR PROCEEDING ARISES UNDER THE CONSTITUTION, LAWS OR TREATIES OF

THE UNITED STATES OF AMERICA, OR IF THERE IS A DIVERSITY OF CITIZENSHIP BETWEEN THE PARTIES THERETO, SO THAT IT IS TO BE BROUGHT IN A UNITED STATES DISTRICT COURT, IT SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF MISSISSIPPI OR ANY SUCCESSOR FEDERAL COURT HAVING ORIGINAL JURISDICTION.

(b) Assignment & Binding Effect. This Agreement and the rights of the parties hereunder may not be assigned, in whole or in part, without the express written consent of all of the parties hereto. The provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

(c) Headings, Etc. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections shall refer to the corresponding Section of this Agreement, unless specific reference is made to the sections or other subdivisions of, or exhibits to another document or instrument. All references to any instrument, document or agreement shall, unless the context otherwise requires, refer to such instrument, document or agreement as the same may be, from time to time, amended, modified, supplemented, renewed, extended, replaced or restated.

(d) Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

(e) Delay or Omission Not a Waiver. No delay in the exercise of, or failure to exercise, any right, remedy or power accruing upon any default or failure in the performance of any obligation under this Agreement shall impair any such right, remedy or power or shall be construed to be a waiver thereof, but any such right, remedy or power may be exercised from time to time and as often as may be deemed expedient. If any party should default in the performance of any obligation under this Agreement and such default should thereafter be waived by the other parties, such waiver shall be limited to the particular default so waived. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by each party hereto.

(f) Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and this Agreement may be amended only by an instrument in writing executed by the party against whom such amendment is sought to be enforced.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BORROWER:

INTERACTIVE STRENGTH, INC., a Delaware corporation

By: /s/ Trent A. Ward

Trent A. Ward

Its: Chief Executive Officer

LENDER:

VERTICAL INVESTORS, LLC, a Mississippi limited liability company

By: Addicus Private Equity, LLC

Its: Manager

By: ____/s/ Stephen D. Miles________

Name: Stephen D. Miles

Its: Manager